UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2008 (June 5, 2008)

SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	20-4552341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15030 Avenue of Science

San Diego, California 92128

(Address of principal executive offices, including Zip Code)

(858) 724-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of the registrant approved certain executive benefits and perquisites for its Chief Executive Officer, President and Chairman of the Board, Tony Aquila; its Chief Financial Officer, Secretary and Treasurer, Jack Pearlstein; and other members of management.  The benefits approved by the Committee include increased supplemental life and long-term disability insurance, annual physical exams, company automobile benefit, country club fees (solely for the Chief Executive Officer), and, assuming year by year performance objectives are met, the payment of the cost of financial counseling services and health club membership.  To the extent that the premiums or direct payments for the benefits are taxable to the recipients, the Committee expects to authorize tax gross-ups.  The Committee also authorized the establishment of a nonqualified deferred compensation plan to allow for 401(k) matching contributions in excess of the thresholds prescribed by the applicable provisions of the Internal Revenue Code.  Assuming performance objectives are met, the estimated aggregate annual cost to the registrant for all of the approved benefits and perquisites, before any tax gross-ups and excluding the nonqualified deferred compensation plan, will be approximately $327,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JACK PEARLSTEIN
Date: June 9, 2008	Name:	Jack Pearlstein
	Title:	Chief Financial Officer